Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: Inspire Pharmaceuticals, Inc. Cara Amoroso Manager, Corporate Communications (919) 941-9777, Extension 266

INSPIRE NAMES ADRIAN ADAMS AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

-Former President and CEO of Kos Pharmaceuticals, Inc. and Sepracor Inc. Joins Inspire-

DURHAM, NC - February 19, 2010 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today it has named Adrian Adams as President and Chief Executive Officer (CEO) of Inspire, and elected Mr. Adams to its Board of Directors, both effective February 22, 2010.

Mr. Adams, age 59, is a highly qualified pharmaceutical executive who most recently successfully led the growth and corporate development of two publicly traded companies. He brings strong skills in commercialization, business development and global partnerships, including experience in licensing and developing respiratory products, and an excellent understanding of the evolving specialty pharmaceutical market.

Mr. Adams stated, “I am delighted to be joining Inspire at such an exciting and pivotal stage of its corporate development and feel privileged to be given the opportunity to continue to build the Company from the excellent platform that has been created by Christy Shaffer and her focused and talented employee base. I believe that Inspire has tremendous potential and I look forward to working with the Board as it moves towards achieving its goal of taking the Company through profitability and creating success and sustainable shareholder value.”

Mr. Adams served as President and CEO of Sepracor Inc. (“Sepracor”) since 2007. Under Mr. Adams’ leadership, Sepracor conducted multiple strategic business development activities, including the in-licensing of seven products and out-licensing deals with two major pharmaceutical companies. Sepracor was recently acquired by Dainippon Sumitomo Pharma Co. for approximately $2.6 billion. Prior to joining Sepracor, Mr. Adams was President and Chief Executive Officer of Kos Pharmaceuticals, Inc. (“Kos”) from 2002 until the acquisition of the company by Abbott Laboratories in December 2006 for approximately $3.7 billion. During his tenure he increased revenues ten-fold and led the transformation of Kos into a fully integrated and profitable pharmaceutical company with annual revenues approaching one billion dollars. Mr. Adams has over 30 years of experience in both specialty and large pharmaceutical organizations that, in addition to Kos and Sepracor, included careers with ICI, SmithKline Beecham and Novartis. Mr. Adams has a broad background encompassing research and development, sales, international and national product marketing, business development and

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extensive general management experience. Mr. Adams holds a Bachelor of Science degree in Chemistry from Salford University in the U.K.

Kenneth B. Lee, Jr., Chairman of the Board of Directors, stated, “Adrian has a successful track record of leading two publicly traded companies in the face of the rapidly changing healthcare environment and he brings extensive global experience launching and commercializing innovative pharmaceutical products. His experience in leveraging commercial operations and corporate partnerships is extremely important as we focus on key opportunities in late-stage clinical development.”

Inspire previously announced that Christy L. Shaffer, Ph.D., would step down as President and CEO when her successor joins Inspire. Dr. Shaffer has also resigned from the Board of Directors, and will serve as a consultant to Inspire.

“Christy became Inspire’s CEO in 1999 and has led with distinction for over a decade. We especially want to recognize Christy’s extra efforts during this period of transition. All of the management team and Board of Directors want to thank Christy for her many years of dedication,” Mr. Lee concluded.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are PROLACRIA™ (diquafosol tetrasodium ophthalmic solution) 2% for dry eye and denufosol tetrasodium for cystic fibrosis, which are both in Phase 3 development, and AZASITE® (azithromycin ophthalmic solution) 1% for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AZASITE for bacterial conjunctivitis, the co-promotion of ELESTAT® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: Inspire's future profitability or success, or its ability to create sustainable shareholder value. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of ELESTAT, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no

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obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797